                                                                    EXHIBIT 10.6

            AMENDED AND RESTATED HOURLY EMPLOYEE ASSIGNMENT AGREEMENT

                  This Amended and Restated Hourly Employee Assignment Agreement (the "Agreement") is entered into as of April 1, 2000, and amended and restated as of December 19, 2003 by and among Visteon Corporation, a corporation organized under the laws of the state of Delaware, ("Visteon") and Ford Motor Company, a corporation organized under the laws of the state of Delaware, ("Ford"). Ford and Visteon are referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

         A. As of April 1, 2000, Ford employed directly approximately 23,580 U.S. hourly employees ("Ford Hourly Employees") who were engaged in the business of manufacturing and assembling automotive parts and services then being conducted under the name of Visteon Automotive Systems, an enterprise of Ford Motor Company, including those activities conducted by its subsidiaries and affiliates (the "Business");

         B. The Ford Hourly Employees were and still are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW and its affiliated Locals 228, 400, 600, 723, 737, 845, 848, 849, 892, 898, 1111, 1216 and 1895 (collectively, "UAW") and are covered under the terms and conditions of the Ford-UAW Collective Bargaining Agreement dated as of September 15,2003 between Ford and the UAW and various local agreements by and between Ford and UAW ("Ford-UAW CBA"). For purposes of this Agreement, the Ford Hourly Employees do not include the hourly employees of subsidiaries or affiliates of Ford which are included in the Business.

         C. Pursuant to a Master Transfer Agreement dated as of April 1, 2000 by and among Visteon and Ford ("Master Transfer Agreement"), Visteon acquired the assets and assumed the liabilities of the Business from Ford;

         D. Visteon desired to continue to utilize the services of the Ford Hourly Employees for its Business;

         E. Ford desired to assign its Ford Hourly Employees to Visteon for the purpose of enabling Visteon to conduct the Business;

         F.       Visteon became an entity independent of Ford as of June
29, 2000; and

         G. The Parties desire to amend and restate this Agreement in its entirety as provided below, effective as of the date first above written;

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                  NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         1. Term. The term of this Agreement shall commence on June 29, 2000 such date being referred to hereafter as the Effective Date, and shall terminate at the earlier to occur of (a) the termination of employment of all of the Ford Assigned Employees, as defined in Paragraph 2 below, or (b) the agreement of the Parties to terminate. The term shall be known as the "Assigned Period." Nothing herein contained shall be construed to imply that Visteon's obligations to hourly employees represented by the UAW and hired by Visteon after the Effective Date ("Visteon Hourly Employees") extend beyond the Mirror Period, as defined in Paragraph 13.

         2. Purchased Services. During the Assigned Period, Ford shall supply Visteon with those Ford Assigned Employees who are assigned to the Business as of the Effective Date, including any inactive employees (the "Initial Ford Assigned Employees"). On the Effective Date, Ford shall provide to Visteon a preliminary list of the Initial Ford Assigned Employees as of the Effective Date, together with their base hourly wage rate, Ford service date, job classification, location code, social security number, and the reason for any absence of an inactive employee and the date any leave expires. Ford shall finalize the list of Initial Ford Assigned Employees as of the Effective Date no later than thirty (30) days after the Effective Date, subject to Visteon review. Ford shall update such list at least monthly for employee quits, retirements, transfers from Ford facilities to Visteon's facilities, transfers from Visteon's facilities to Ford facilities or transfers between hourly and salaried status at Visteon, in connection with the invoice procedure specified in Section 8. The Initial Ford Assigned Employees and any replacement employees under the process described above, shall be known for purposes of this Agreement as the "Ford Assigned Employees." Ford Assigned Employees and all other hourly employees employed by Ford and covered by the Ford-UAW CBA shall retain their transfer rights under the Ford-UAW CBA.

         3. Employer Definition. During the Assigned Period, Ford shall retain responsibility for all payments and benefits due to the Ford Assigned Employees in connection with the work relating to the Business, including but not limited to

           (i) the payment of Ford Assigned Employees' base hourly wage or other components of pay as required under the Ford-UAW CBA now in existence or as modified hereafter (less any applicable withholding or other taxes or any amounts deducted from such wages pursuant to normal payroll practices of Ford);

           (ii) the provision of all other employee benefits generally provided by Ford to other hourly employees of Ford covered by the Ford-UAW CBA;

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           (iii)  payment of all federal, state, or local taxes withheld or otherwise required to be paid with respect thereto; and

           (iv) the liability for statutory benefits, including workers' compensation, payable to employees.

         4. Management of Employees. While Ford will retain legal responsibility for administering the terms of the Ford-UAW CBA with respect to the Ford Assigned Employees, Visteon, as Ford's agent, will have full and complete authority to exercise day to day supervision over the Ford Assigned Employees, including assigning work and evaluating, supervising, disciplining and discharging such employees in accordance with the terms of the Ford-UAW CBA. If any of those decisions are challenged by a Ford Assigned Employee through a grievance procedure, in judicial proceedings, or in any other forum, Visteon will have the sole responsibility for determining how those challenges should be handled and resolved (including but not limited to the sole authority for making a decision whether to settle or defend the challenged matter), provided, however, that Visteon shall comply with any decision rendered by an umpire, arbitrator, officer of a state administrative agency or judge of any court of competent jurisdiction with respect to such matter, subject to Visteon's right of appeal. Notwithstanding the provision set forth above, Visteon will advise Ford of any major issues that arise under the Ford-UAW CBA, or other major employment related matters affecting or potentially affecting UAW hourly represented Ford employees, or matters that could materially impact the Ford-UAW relationship. If Visteon advises Ford of any such issue or matter, or if such issue or matter otherwise comes to the attention of Ford and Ford in its sole judgment considers the issue or matter to fit the criteria above, Ford will notify Visteon that Ford desires to participate in the resolution of such issue or matter. As soon as practical after such notice is given, Visteon and Ford will meet to discuss the issue or matter through the Governance Council described in Section 16 and determine the appropriate course of action for handling or resolving the issue or matter. If a common approach cannot be agreed and Ford decides to pursue its own resolution of the issue or matter, then Ford shall relieve Visteon of its role as agent of Ford with respect to such issue or matter and Ford shall pursue the issue or matter in Ford's sole discretion. Visteon shall provide Ford on a weekly basis a summary of the hours of service rendered by each of the Ford Assigned Employees during the preceding week. In addition, Visteon shall provide Ford with such information or documents as Ford may reasonably request with respect to Ford Assigned Employees. Visteon will share any such information with Ford (other than non-job related personal care received by the Ford Assigned Employees unless related to a legitimate business interest of Ford) regardless of any claim of privilege or confidentiality because Ford is an employer of the Ford Assigned Employees.

         5. Payroll and Related Services. During the Assigned Period, Ford shall provide payroll processing services for the Ford Assigned Employees including, but not limited to, the following: weekly payroll, quarterly and annual payroll tax deductions and filings, including deductions and payments for income and Social Security tax requirements under local, state and federal laws; personnel record maintenance,

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                                       4

authorized income withholding orders, insurance or other withholdings; employee verification; retirement plan processing and annual W-2 forms; and reporting of hours by Visteon location for Visteon to administer the Visteon local training funds.

         6.       Employee Benefit Plans.

         6.1 Identification of Plans. During the Assigned Period, Ford shall cover the Ford Assigned Employees under the same employee benefit and fringe benefit plans and arrangements generally offered to other hourly represented UAW employees of Ford, at the same time, and the Ford Assigned Employees shall be ineligible to participate in any employee benefit plan or fringe benefit program sponsored by Visteon. Ford reserves the right to modify, terminate or suspend any plan applicable to any Ford Assigned Employee, subject to the Foird-UAW CBA.

         6.2 Administration of Plans. During the Assigned Period, Ford or its designee shall maintain, administer and manage all employee benefit and fringe benefit plans and arrangements offered to the Ford Assigned Employees.

         7. Fees. Unless otherwise specifically provided herein, Ford shall be reimbursed monthly for the direct wage and benefit costs for the Ford Assigned Employees, except with respect to reimbursement for item (iii) below with respect to Retiree Health Care and Retiree Life Insurance, in which case any such reimbursement shall be made directly to the applicable benefit plan. For purposes of this Section 7, "direct wage and benefit costs" for which reimbursement is required shall include:

           (i) The weekly gross wage, and any other type of compensation such as Christmas bonus, moving allowance, and any other cash compensation not included in the Standard Monthly Group Fringe cost referred to in (ii) below, except with respect to profit share, see item (viii) below, payable by Ford to each Ford Assigned Employee for work performed during the Assigned Period;

           (ii) A per-employee Standard Monthly Group Fringe cost as published from time to time by Ford in the PF-4 (U.S. Labor Assumptions) less the accrual rates for Retirement Plans-Pensions, Retiree Health Care, and Retiree Life Insurance;

           (iii) Payments for Retirement Plans-Pensions, Retiree Health Care and Retiree Life Insurance related to the Ford Assigned Employees, according to the methodology set forth in Attachment A hereto;

           (iv) Expenses incurred by Ford with respect to each Ford Assigned Employee that are not included in (i) through (iii) above and arises as a result of such employee's work for the Business, such as reserves for any, workers' compensation claims arising out of any work accident while

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                  the Ford Assigned Employee was performing work for the
                  Business, regardless of when the claim occurred and disability claims with respect to each Ford Assigned Employee to the extent such claims are not covered by insurance. Visteon will assume responsibility as Ford's agent, for accruing and administering the local training funds pursuant to the Ford-UAW CBA. In the event Ford incurs expense for local training funds relating to the Business, Visteon shall reimburse Ford for such expense;

           (v) Reasonable and necessary travel and business related expenses related to Ford Assigned Employees incurred by Ford on behalf of the Business and paid or reimbursed to such employee by Ford as authorized by Ford's standard travel and business expense reimbursement policy;

           (vi) All assessments, premiums or other taxes incurred and paid by Ford with respect to the Ford Assigned Employees not otherwise paid under section (i) through (v) above, including the annual Michigan Single Business Tax cost to Ford resulting from the assignment of the Ford Assigned Employees to Visteon under this Agreement;

           (vii) Direct out-of-pocket incremental costs incurred by Ford in the establishment and administration of benefit programs applicable to Ford Assigned Employees including, but not limited to, legal fees, record keeping, actuarial, and accounting fees not otherwise payable from the Ford-UAW Retirement Plan trust or the Tax Efficient Savings Plan for Hourly Employees; and

           (viii) For each of calendar years 2000 through 2003, annual profit share payable by Ford to each Ford Assigned Employee, provided, however, that any aggregate profit share reimbursement shall be limited to the lesser of (A) $50 million, or (B) the aggregate actual profit share payable for such year with respect to the Ford Assigned Employees. For each calendar year commencing on or after January 1,2004 until the termination of this Agreement, annual profit share payable to each Ford Assigned Employee determined by employee count on December 31 provided, however, that any per employee profit share reimbursement shall be limited to the lesser of (A) $2,040 (the "Profit Share Cap") or (B) the actual profit share payable for such year with respect to such employee. The Profit Share Cap excludes any employer payroll taxes payable with respect to the payment and Visteon shall remain responsible for reimbursing Ford for such taxes as provided in
                  (vi) above. In the event that Ford is required to pay a profit share based on an Alternative Profit Sharing Calculation pursuant to any current letter of understanding with the UAW, the Profit Share Cap will apply only to the portion of the profit share payment attributable to Ford's profits. The

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                     portion of the profit share payment attributable to
                     Visteon's profits will not be subject to the Profit Share Cap.

         8. Payment. Within fifteen (15) days after the end of each calendar month during the Assigned Period, Ford shall render an invoice to Visteon in such form and containing such detail as Visteon shall reasonably require, for direct wage and benefit costs which Ford has incurred with respect to the Ford Assigned Employees consistent with the Ford-UAW CBA and which were not previously invoiced. In rendering such reports, Ford will not be required to undertake any modifications to its information systems in order to render the detail requested by Visteon. Unless some other form of payment is agreed between Visteon and Ford, Visteon shall pay Ford this amount within ten (10) business days of receipt of the invoice by wire transfer into a Ford designated account. Visteon shall have a right to audit the invoices and related records of Ford upon reasonable notice during normal business hours, at a place mutually agreed by the Parties. To the extent the Parties agree the payment should be adjusted as a result of such audit, any overpayments will be applied to the next payment(s) due from Visteon and any underpayments will be added to the next invoice issued by Ford.

         9. Workers' Compensation and Unemployment Insurance. Ford shall continue to provide Workers' Compensation and Unemployment Compensation coverage for the Ford Assigned Employees at all times during the term of this Agreement.

         10.      Work Environment.

         10.1 Compliance With All Health and Safety Laws. Visteon shall maintain its facilities at its sole cost and expense so as to provide a work environment in conformance with legal requirements.

         10.2 Compliance with Employment Laws. The Parties shall comply with all applicable national, federal, state and local employment laws, including, but not limited to, wage and hour, overtime, discrimination laws, and/or local employment ordinances.

         11. Noninterference. In the event that Visteon desires to hire a Ford Assigned Employee to become a Visteon Hourly Employee or a Visteon salaried employee, Ford shall not interfere or restrict such employee from accepting any Visteon offer of employment.

         12. Assumption of Liability. As of the Effective Date, Visteon will assume liability and responsibility for all pending employment claims with respect to the Ford Assigned Employees that relate to the Business, provided, however, that Visteon shall not assume any obligation or liability of Ford with respect to the following litigation: Michael Jones et al v. Ford Motor Company filed on June 9,1993 in U.S. District Court, District of Minnesota, regarding discrimination allegations. With respect to those claims

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assumed, Visteon will have sole responsibility for deciding how to defend the claims (e.g. whether to settle or litigate).

         13. Visteon Role in Ford-UAW Bargaining. Pursuant to the terms of a Plant Closing and Sale Moratorium letter dated October 9,1999 by and between Ford and the UAW, the parties agreed that Ford would be permitted to spin-off, sell or otherwise transfer the Business pursuant to certain conditions including that (i) Visteon would agree to adopt a collective bargaining agreement for the Visteon Hourly Employees that would mirror the Ford-UAW CBA for the 1999-2003 contract period and for the next two contract periods ("Restricted Period") and
(ii) in accordance with the Visteon-UAW CBA, Visteon Hourly Employees hired during the Restricted Period are to be provided with wages, benefits and other terms and conditions of employment by Visteon which are a mirror of the successive Ford-UAW CBA's for the duration of their employment with and retirement from Visteon ("Continuation Period") (the Restricted Period and the Continuation Period to be known collectively as the "Mirror Period"). For a period at least equal to the Mirror Period, Ford will include Visteon in negotiations planning and strategy development and will consult in good faith with Visteon concerning the terms of any CBA applicable to Ford Assigned Employees before entering into such CBA. Nothing in this Agreement shall be construed to preclude Visteon and the UAW or any other union from negotiating different terms and conditions of employment for the Visteon Hourly Employees which are mutually satisfactory to those parties.

         Notwithstanding the above, pursuant to the terms of a Memorandum of Understanding between Visteon, Ford and the UAW effective September 15, 2003 (the "Memorandum"), the parties thereto agreed that Visteon would adopt a CBA which mirrors in all respect, the 2003-2007 UAW-Ford National Agreement ("New UAW/Visteon CBA"). It was also agreed that the UAW and Visteon would meet within 90 days of the ratification of the 2003-2007 UAW-Ford National Agreement, and within 90 days of the date the meeting commences, negotiate towards a supplement to the New UAW/Visteon CBA (the "Supplement") consistent with the terms described in the Memorandum. Accordingly, commencing on the effective date of the Supplement, Ford will include Visteon in negotiations planning and strategy development and will consult in good faith with Visteon concerning the terms of any CBA applicable to Ford Assigned Employees before entering into such CBA until the termination of the Restricted Period. To the extent Ford Assigned Employees continue to be assigned after the Restricted Period, the Parties shall meet prior to the commencement of bargaining to discuss Visteon's appropriate role in relation to the number of Ford Assigned Employees. Pursuant to the Memorandum, it was agreed that employees hired by Visteon under the terms of the Visteon CBA adopted June 29, 2000 would be transferred to Ford and become Ford Hourly Employees subject to assignment back to Visteon under the terms of this Agreement. Visteon and Ford have entered into an Hourly Employee Conversion Agreement to effectuate such transfer.

         14. Future Changes. Under the Ford-UAW CBA, the local parties may agree to local continuous improvement initiatives to improve operational effectiveness. Ford will support Visteon's efforts to secure appropriate changes in work rules and practices,

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or other local continuous improvement initiatives, to improve operational effectiveness. Nothing herein contained in this Agreement shall be construed as to interfere With Visteon's rights as an employer to pursue its own aims in the collective bargaining process with the UAW with respect to Visteon Hourly Employees. If Visteon and the UAW agree that Ford Assigned Employees should become Visteon Hourly Employees subject to the terms of the Visteon-UAW CBA, Ford shall cooperate in transferring the employment of the Ford Assigned Employees to Visteon, provided however, that Ford incurs no additional cost with respect thereto.

         15. Management of Worker's Compensation Claims. The Parties recognize that because Ford will remain an employer of the Ford Assigned Employees, Visteon may have limitations on its ability to control and manage worker's compensation claims relating to the Ford Assigned Employees. Ford and Visteon will work together to develop and implement a strategy and process for minimizing and reducing those claims.

         16. Governance Council. Pursuant to the Relationship Agreement, the Parties agreed to establish a Governance Council. The membership, objectives, responsibilities and process for the Governance Council are set forth on Exhibit A to the Relationship Agreement and are incorporated herein by reference.

         17.      Indemnity.

         17.1 Visteon Indemnity. Visteon shall indemnify Ford against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expense in connection with any action, suit or proceeding brought against Ford) incurred or suffered by Ford arising out of (i) breach of any agreement made by Visteon hereunder; (ii) any claim by Ford Assigned Employees (or their dependents or beneficiaries) arising out of or in connection with the operation, administration, funding or termination of any of Visteon's employee benefit plans or programs, whenever made, including, without limitation, claims made to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor ("DOL"), or the Internal Revenue Service ("IRS"); or (iii) employment claims of Ford Assigned Employees whenever made based on conditions or actions arising prior to or during the Assigned Period, except as provided in Section 17.2 (iii) below.

         17.2 Ford Indemnity. Ford shall indemnify Visteon against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against Visteon) incurred or suffered by Visteon arising out of (i) breach of any agreement made by Ford hereunder; (ii) any claim by Ford Assigned Employees (or their dependents or beneficiaries) arising out of or in connection with the operation, administration, funding or termination of any of the employee benefit plans or programs applicable to the Ford Assigned Employees, whenever made, including without limitation, claims

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                                        9

         made to the PBGC, the DOL, or the IRS; or (iii) employment claims of the Ford Assigned Employees that arise before or during the Assigned Period where the liability, if any, is primarily the result of and arising from conduct of a Ford supervisor or manager not employed by the Business (as opposed to the actions or inaction of Visteon).

         17.3 Procedure for Indemnity. The procedure for indemnification under this Section 17 shall be as set forth in Section 7(c) through (j) of the Master Transfer Agreement and shall be incorporated herein by reference.

         18. Dispute Resolution. If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, hereunder; provided, however, that a Party may seek injunctive relief from a court where appropriate solely for the purpose of maintaining the status quo while this procedure is being followed:

         18.1 Initial Meeting. The Parties promptly shall hold a meeting of the Governance Council to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided, however, that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or he deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

         18.2 Mediation/Arbitration. If the Parties are unable to negotiate a mutually satisfactory resolution as provided above, any Party may so notify the other. In that event, the Parties agree to participate in good faith in mediation of the dispute. Such mediation shall conclude no later than forty-five (45) days from the date that the mediator is appointed. If the Parties are not successful in resolving the dispute through mediation, then the Parties agree to submit the matter to binding arbitration before a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted

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                  claims and counterclaims, and the arbitrator will enter a
                  final ruling that adopts in whole such requested relief. The arbitrator will limit the arbitrator's final ruling to selecting the entire requested relief the arbitrator considers the most appropriate from those submitted by the Parties.]

         18.3 Procedure. Mediation and, if necessary, arbitration shall take place in the City of Dearborn, Michigan unless the Parties agree otherwise or the mediator or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

         19.      Miscellaneous.

         19.1 Assignment. This Agreement has been executed in consideration of the Parties involved and therefore may not be assigned or transferred to a third party without the prior written consent of the other Party. This Agreement will be binding on the agreed successors to or assignees of either Party. In no event will a Party be released from their indemnity obligations without the prior written consent of the other Party.

         19.2 Entire Agreement Amendment Waiver. This Agreement embodies the entire agreement of the Parties and supersedes any other agreements or understandings between them, whether oral or written, relating to this subject matter. In the event of a conflict between this Agreement and any other agreement between or among any of the Parties with respect to the subject matter hereof, this Agreement shall control. No amendment or modification or waiver of a breach of any term or condition of this Agreement shall be valid unless in a writing signed by each of the Parties. The failure of either Party to enforce, or the delay by either of them in enforcing, any of its respective rights under this Agreement will not be deemed a continuing waiver or a modification of any rights hereunder and either Party may, within the time provided by applicable law and consistent with the provisions of this Agreement, commence appropriate legal proceedings to enforce any or all of its rights.

         19.3 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by facsimile transmission or other telecommunications mechanism, (c) sent by a nationally recognized overnight courier service (delivery charges prepaid) or (d) sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

         If to Ford:

                                    Ford Motor Company
                                    Henry Ford II World Center

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                                       11

                                    One American Road
                                    Dearborn, Michigan 48126-2798
                                    Attention: Secretary
                                    Fax:(313)248-7036

         If to Visteon:

                                    Visteon Corporation
                                    Suite 728 East
                                    One Parklane Boulevard
                                    Dearborn, Michigan 48126
                                    Attention: General Counsel
                                    Fax:(313)755-2342

         All notices personally delivered shall be deemed received on the date of delivery. Any notice sent via facsimile transmission shall be deemed received on date shown on the confirmation advice. Any notice by registered or certified mail shall be deemed to have been given on the date of receipt or refusal thereof. The date of any notice by overnight courier service shall be the date the airbill is signed by the recipient. Any Party may change its address for the receipt of notices by giving Notice thereof to the other.

         19.4 Partial Invalidity. Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision will not affect the validity or enforceability of the remaining provisions hereof.

         19.5 Title and Headings. Titles and headings of Sections and Subsections of this Agreement are for convenience only and will not affect the construction of any provision of this Agreement.

         19.6 Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

         19.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

         19.8 Governing Laws. This Agreement is governed by the internal laws of the State of Michigan.

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         19.9     Third Party Beneficiaries. This Agreement is for the sole
         benefit of the Parties hereto and no third party may claim any right, or enforce any obligation of the Parties, hereunder.

         19.10 Relationship. Nothing contained in this Agreement will be construed to make any of the Parties partners, principals, agents or employees of the other, except as explicitly provided. None of the Parties will have any right, power or authority, express or implied, to bind any of the other Parties. Nothing contained in this Agreement shall be construed to imply multiemployer bargaining with respect to the labor affairs of the other Party.

         19.11 Good Faith and Fair Dealing. In entering into this Agreement, the Parties each acknowledge and agree that all aspects of the relationship among the Parties contemplated by this Agreement, including the performance of all obligations under this Agreement, will be governed by the fundamental principle of good faith and fair dealing.

         19.12 Consents, Approvals and Requests. Except as specifically set forth in this Agreement, all consents and approvals to be given by any of the Parties under this Agreement will not be unreasonably withheld or delayed.

         19.13 Further Assurances. The Parties will execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

         19.14 Excusable Delays. Neither Party will be liable for a failure to perform any obligation under this Agreement that arises from causes or events beyond its reasonable control and without its fault or negligence, including labor disputes. The Party claiming the excusable delay shall give notice in writing as soon as possible to the other Party after the occurrence of the cause relied on and after termination of the condition.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as the day and year first above written.

FORD MOTOR COMPANY                       VISTEON CORPORATION

By: /s/ Don Leclair                      By: /s/ Daniel R. Coulson
    -----------------------------            -----------------------------
Title: Group Vice President & CFO        Title: Executive Vice President &
                                                Chief Financial Officer

                                  ATTACHMENT A

         PENSION, RETIREE HEALTH CARE AND RETIREE LIFE INSURANCE EXPENSE

For purposes of Section 7(iii) of the Amended and Restated Hourly Employee Assignment Agreement, (the "Agreement") the expense for Retirement Plans-Pension, Retiree Health Care and Retiree Life Insurance for the Ford Assigned Employees shall be determined in accordance with the methodology described in this Attachment A.

         1. Retirement Plans-Pension. Visteon shall be responsible for paying Ford with cash for the Statement of Financial Accounting Standards No. 87 ("SFAS No. 87") annual expense with respect to the Ford Assigned Employees, determined as provided below.

         1.1 Visteon Pension Account Established. Solely for purposes of determining the correct expense and payment amount, and not for purposes of establishing a separate trust or pension plan with respect to the Ford Assigned Employees, a notional Visteon-UAW Pension Asset Account ("Visteon Pension Account") will be established, as if the Ford-UAW Pension Plan in which the Ford Assigned Employees participate had been segregated into a separate trust which continued to participate in the Ford Master Trust. The Visteon Pension Account shall be established as of July 1, 2000 ("Start Date"). The opening balance of the Visteon Pension Account will be established by crediting such account with assets equal in amount to the projected benefit obligation as defined in SFAS No. 87 ("PBO") of the active Ford Assigned Employees as of the Start Data ("Hourly PBO"). The Hourly PBO shall be determined by an independent actuary appointed by Ford ("Ford Actuary") using:

                          (i) the actuarial assumptions and methods used in the most recent SFAS 87 actuarial valuation developed for accounting purposes under the Ford-UAW Retirement Plan prepared by the Ford Actuary; and

                          (ii) a discount rate as of the Start Date determined
                               by Ford using its normal methods for developing a SFAS 87 discount rate but based on market interest rates as of the Start Date.

         An independent actuary appointed by Visteon ("Visteon Actuary") shall have the opportunity to verify the calculation of the Hourly PBO.

         1.2 Visteon Pension Account Activity. After the opening balance of the Visteon Pension Account is determined in accordance with Section
         1.1 above, it shall be managed quarterly and shall be:

                           (i) increased by any cash contribution paid by Visteon to Ford under Section 1.3;

                           (ii) decreased by the amount of retirement benefits payable to the Ford Assigned Employees who retire after the Start Date;

                           (iii) decreased by an allocable share of Ford-UAW Plan expenses based on the ratio of PBO of the Ford Assigned Employees to the total PBO of the Ford UAW Retirement Plan, unless Ford and Visteon agree to another method; and

                           (iv) increased or decreased by the Ford U.S. Pension Master Trust actual rate of investment return, computed annually.

                  If for administrative reasons, the exact amount of retirement benefits payable to the Ford Assigned Employees cannot be determined precisely, then Ford shall be able to substitute a fair approximation of the retirement benefits paid. The Visteon Actuary shall have the opportunity to verify the calculation.

         1.3 Determination of Annual Pension Charge and Equal Cash Pension Payment. The annual charge by Ford to Visteon and the cash payable by Visteon to Ford for any given year shall be equal to the sum of (A),
         (B) and (C) where:

                  (A) is the SFAS 87 pension expense for that year (or, at the outset, a part year) based on:

                                  (i)   as of each annual actuarial valuation
                                        date, the liabilities of the Ford
                                        Assigned Employees;

                                  (ii) the Ford-UAW Retirement Plan assumptions used in the Ford Actuary's SFAS 87 valuation of the Ford-UAW Retirement Plan for the applicable year; and

                                  (iii) the value of the Visteon Pension Account

                  (B) is the administration expenses as defined in Section 1.2(iii) of this Attachment; and

                  (C) is the SFAS 88 pension expense for Ford Assigned Employees related to any termination incentive or similar programs occurring in the year.

                  The cash shall be payable at a time agreed by the Parties, but in no event shall the payment be made any less frequently than monthly, in which event the payment shall be due within fifteen (15) days after the end of the month.

         2. Retiree Health Care and Retiree Life insurance. Visteon shall be responsible for the cost of providing post-retirement health and life benefits for Ford Assigned Employees, together with their eligible covered spouses or dependents under the Ford Plans (as defined below) beginning as of the Start Date, less the Ford Offset (Adjusted) (as defined below). Ford shall be responsible for the Ford Offset (Adjusted) related to Pre-Spin Service (as defined below). The following sets forth the Parties' respective obligations.

                  For purposes of this Section 2, the following terms will have the following meanings:

                  2.0.1 "Fixed Ratio" shall mean a percentage determined as of December 31, 2003 by dividing the Ford Offset by the Total SFAS 106 Accumulated Postretirement Benefit Obligation ("APBO") for Ford Assigned Employees related to Pre-Spin Service. The Fixed Ratio will be determined as of the December 31, 2003 valuation date by the Ford Actuary and shall be verified by the Visteon Actuary. The Fixed Ratio will remain constant throughout the term of this Agreement. The Fixed Ratio calculation is set forth on Exhibit 1.

                  2.0.2 "Ford Offset" shall mean the OPEB liability related to Pre-Spin Service. The amount of the Ford Offset shall be calculated by the Ford Actuary for each Ford Assigned Employee based on the SFAS 106 balance sheet liability for Ford Assigned Employees as of December 31, 2003. The Ford Actuary may utilize reasonable approximations in developing these amounts. The Ford Offset shall be calculated as of June 29, 2000 and will include interest at the applicable SFAS 106 discount rate to December 31, 2003 and a pro-rata share of actuarial losses recognized in expense for the period from June 30, 2000 through December 31, 2003, as specified in Exhibit 1. The Visteon Actuary shall verify the Ford Offset calculation.

                  2.0.3 "Ford Offset (Adjusted)" shall mean the Ford Offset (as adjusted) to include interest at the applicable Ford SFAS 106 discount rate to the annual valuation date and reduced by the annual Ford OPEB Benefit Share. The Ford Offset shall not be adjusted for the effect of future actuarial gains or losses, such as changes in the health care trend rate or actual experience, but will be adjusted for the effect of future amendments and legislative or regulatory changes related to Pre-Spin Service and reduced by the effect of employee transfers described in Section 9. Visteon also shall be responsible for any changes to the Post-Spin Service and Pre-Spin Service APBO related to the effect of wage increases.

                  2.0.4 "Ford OPEB Benefit Share" in a year shall mean the product of (i) the average annual health and life benefits cost per Ford-UAW retiree; (ii) the number of Retired Ford Assigned Employees (excluding employee transfers described in Section 9); (iii) the Fixed Ratio; and (iv) the Variable Ratio. The Ford OPEB Benefit Share shall be zero after December
                           31, 2049.

                  2.0.5 "OPEB" shall mean the post retirement health and life benefits for Ford Assigned Employees, together with their eligible covered spouses or dependents under the Plans.

                  2.0.6 "Retired Ford Assigned Employees" shall mean the Ford Assigned Employees who have retired under the terms of the Ford-UAW Retirement Plan since the Start Date and whose last place of work was at a Visteon location, together with their eligible covered spouses or dependents.

                  2.0.7 "Plans" shall mean the Ford-UAW Hospital-Surgical-Medical-Drug-Dental-Vision Program and the Ford-UAW Group Life and Disability Insurance Plan, and any successor plans.

                  2.08 "Post-Spin Service" shall mean service of a Ford Assigned Employee on or after June 29, 2000.

                  2.0.9 "Pre-Spin Service" shall mean service of a Ford Assigned Employee prior to June 29, 2000.

                  2.0.10 "Variable Ratio" shall be a percentage determined annually such that if reduced by 2% for each subsequent year, results in the projected Ford Offset (Adjusted) being zero on or about December 31, 2049. The Variable Ratio will be determined annually by the Ford Actuary and shall be verified by the Visteon Actuary.

                  2.0.11 "Visteon OPEB Administrative Expense" shall mean an allocable share of Ford-UAW OPEB administrative expenses based on the ratio of APBO of the Ford Assigned Employees to the total APBO in respect of Ford-UAW employees and retirees, unless Ford and Visteon agree to another method

                  2.0.12 "Visteon OPEB Benefit Share" shall mean the estimated amount of OPEB claims paid during the year to the Retired Ford Assigned Employees (excluding employee transfers described in Section 9) determined on the basis of the average per contract claims costs for Ford-UAW retirees less the Ford OPEB Benefit Share.

         2.1 Determination of Annual OPEB Charge. The charge by Ford to Visteon for any given year shall be equal to the sum of (A), (B) and
         (C) where

                        (A) is the SFAS 106 OPEB expense for that year, allocated to the Ford Assigned Employees (or, at the outset, a part year) based on the following:

                                 (i)    as of each annual actuarial valuation
                                        date, the liabilities of the Ford
                                        Assigned Employees;

                                 (ii)   the Ford-UAW Plan assumptions used in
                                        the Ford Actuary's SFAS 106 valuation of the Ford-UAW Plans for the applicable year; and

                                 (iii)  the Ford Offset (Adjusted).

                        (B)      is the Visteon OPEB Administrative Expense;

                        (C) is SFAS 106 OPEB expense for Ford Assigned Employees related to any termination incentive or similar programs occurring in the year.

         2.2      Determination of Annual OPEB Cash Payment.

                  2.2.1 For Years 2004 and 2005. Beginning January 1, 2004
                        through December 31, 2005, the Annual OPEB Cash reimbursement to Ford, as Plan Administrator, for years 2004 and 2005 shall be an amount equal to the sum of (A) and (B) where

                        (A)      is the Visteon OPEB Benefit Share;

                        (B)      is the Visteon OPEB Administrative Expense.

                        The cash shall be payable at a time agreed by the Parties, but in no event shall the payment be made any less frequently than monthly, in which event the payment shall be due no later than fifteen (15) days after the end of the month.

                  2.2.2 Pre-Fundinq of SFAS 106 Liability. Visteon will

                        establish and maintain a Voluntary Employees' Beneficiary Association ("VEBA") trust whose purpose is to reimburse the Plans in respect of the Visteon OPEB Benefit Share and Visteon OPEB Administrative Expense. Visteon agrees that it will make a series of cash payments to the VEBA so that by December 31,2049 the assets in the VEBA will equal the OPEB balance sheet liability at the same date for OPEB benefits in respect of Ford Assigned Employees and Retired Ford Assigned Employees. Visteon's cash payment to the VEBA shall commence no later than January 2, 2006 and shall be payable in advance in twelve equal monthly installments. The amount of cash payable to the VEBA in each year commencing on or after January 1, 2006 shall be as provided below:

                        2.2.2.1 For Years 2006 though 2020. The amount of cash payable to the Visteon VEBA in each year commencing January 1, 2006 through December 31, 2020 shall be an amount equal to the greater of (i) the sum of (A) and
                                    (B), or (ii) (C), where:

                                    (A)      is the sum of the OPEB balance
                                             sheet liability in respect of Ford
                                             Assigned Employees at December 31,
                                             2005 and the corresponding
                                             remaining OPEB unrecognized
                                             actuarial gains/losses in respect
                                             of Ford Assigned Employees and
                                             Retired Ford Assigned Employees at
                                             December 31, 2005 based on the
                                             actuarial valuation at December 31,
                                             2003 (these amounts to be
                                             determined by the Ford Actuary and
                                             verified by the Visteon, Actuary),
                                             divided by 15; and

                                    (B)      is the amortized Annual OPEB Charge
                                             as computed pursuant to Section
                                             2.1, reduced by the actual return
                                             on the VEBA, reduced by any
                                             amortization of any gains or losses
                                             included in Section 2.2.2.1 (A)
                                             above and amortized over 30 years
                                             for the period commencing January
                                             1, 2006 and ending December
                                             31, 2020, together with the annual
                                             amortization of each previous
                                             year's unamortized amount.

                                    (C)      is the Visteon OPEB Benefit Share;

                        2.2.2.2 For Years 2021 through 2049. The amount of cash payable to the Visteon VEBA in each year commencing

                                    January 1, 2021 through December 31, 2049 shall be an amount equal to the greater of
                                    (A) or (B) where

                                    (A)      is the amortized Annual OPEB Charge
                                             as computed pursuant to Section
                                             2.1, reduced by the actual return
                                             on the VEBA, and amortized over a
                                             period equal to 30 minus n (30-n)
                                             where n is equal to the present
                                             year minus 2020, together with the
                                             annual amortization of each
                                             previous year's unamortized amount;
                                             and

                                    (B)      is the Visteon OPEB Benefit Share

                        2.2.2.3 For Years 2050 and After. The amount of cash payable to the Visteon VEBA in each year commencing on or after January 1, 2050 shall be an amount equal to the amortized Annual OPEB Charge as computed pursuant to Section 2.1, reduced by the actual return on the VEBA, if any.

                        If, at any annual valuation, the value of assets in the VEBA equals or exceeds the remaining balance sheet liability in respect of Ford Assigned Employees, the Parties will agree on a revised payment schedule with the intent that, at December 31, 2049, the VEBA assets will be equal to the remaining liability. No later than December 31, 2030, and at least every five years thereafter, the Parties will review the funding progress and adjust the formula as necessary to achieve that intent.

                        Notwithstanding the above, Visteon may accelerate payments to the VEBA in its discretion. In the event the tax law or Visteon's tax position, subject to concurrence by Ford, would not provide Visteon a current tax benefit for the level of funding described above, Visteon may make only such contributions to the VEBA that would provide a current tax benefit to Visteon, provided, however that the balance of the funding obligation is otherwise paid directly to Ford at such time as the payments are otherwise due to the VEBA. For purposes of the preceding sentence, the term "would not provide Visteon a current tax benefit" shall include such instances where making payments to the VEBA would cause adverse tax consequences to Visteon, such as an increase in net operating loss or foreign tax credit carryovers. Ford shall credit Visteon with interest on any amounts paid directly to Ford under this paragraph at the pretax rate of return earned annually on Ford's cash portfolio.

         3. Verification and Reconciliation. The Ford Actuary shall determine the Annual Cash Pension Payment and Annual Cash OPEB Payment to Ford or the Plans provided in Section 1.3 and Section 2.2 and the Visteon Actuary will have the opportunity to verify the calculation. On a yearly basis, but no later than the last business day of January, Ford and Visteon will perform a reconciliation of amounts due to or from each Party with respect to this Agreement.

         4. Recordkeeping. In connection with administering Section 1 and 2 above, Ford may decide to retain a third party service to maintain the notional Visteon Pension Account and the Visteon Notional OPEB Account and to determine the correct amount of Visteon payments according to the methodology set forth in this Attachment A. If Ford decides to retain a third party service, Ford shall consult with Visteon prior to appointing a third party service, but Ford shall retain the right to appoint a third party service in its sole discretion. Ford shall pay the expense of such third party service and Visteon shall reimburse Ford for such expense. The third party service shall be subject to audits by either Ford or Visteon or their authorized representatives.

         5. Continuation of Arrangements. The terms set forth in this Attachment A shall be in force until the last survivors and dependents of Ford Assigned Employees in service as of the Start Date who are eligible for Ford-UAW retirement or OPEB benefits are deceased, or upon earlier termination agreed jointly by Ford and Visteon No later than June 30, 2050, the Parties shall evaluate projected future OPEB benefit payments and recognized and unrecognized OPEB liability and shall agree a final true-up payment necessary from Visteon to Ford or from Ford to Visteon in order to fettle the Parties' respective obligation in accordance with this Agreement.

         6. Ability to Substitute. If necessary to preserve for each Party the economic benefits bargained for under this Attachment, the Parties agree to consider, in good faith, alternative methods of computing payments under this Attachment A as a substitute for the present provisions. Any method substituted shall have as its objective to produce a fair estimate of the pension and OPEB expense and other payments as set forth in this Attachment A.

         7. Definitions. Unless otherwise specifically defined herein, the capitalized terms herein shall have the same meanings as set forth in the Agreement.

         8. Actuarial Verification. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, Ford and Visteon shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the cost of such third actuary.

         9. Employee Transfers. In the event that an employee ceases to be a Ford Assigned Employee, but remains an employee of Ford, then Visteon shall not be responsible for paying the cost of pension, retiree health or retiree life benefits for such employee under Sections 1 and 2 of this Attachment. Ford will assume the obligation and Visteon will pay Ford as follows:

         (A) Pensions: The balance in the Visteon Pension Account will be reduced by the amount of the SFAS 87 PBO transferred to Ford; provided however, for periods commencing on or after January 1, 2004, the balance in the Visteon Pension Account will be reduced by a number equal to the SFAS 87 PBO multiplied by the funded ratio of the notional account at the prior year end. For example, if the PBO funded ratio is 66%, the balance in the Visteon Pension Account shall be reduced by a number equal to the SFAS 87 PBO multiplied by 66%.

         (B) Retiree health and life benefits: Visteon will pay Ford an amount equal to the SFAS 106 APBO transferred to Ford, and for periods commencing on or after January 1,2004, after consideration of the Ford Offset (Adjusted). In the event that a significant number of Ford Assigned Employees return to Ford in one transaction, the Parties shall reevaluate this provision to determine if additional adjustments to the SFAS 106 APBO, or otherwise, should be made to preserve the economics contemplated by the Parties in this Agreement. To satisfy the payment obligation hereunder, and subject to Ford consent, Visteon may cause the trustee of the Visteon VEBA to transfer assets directly from Visteon's VEBA to Ford's VEBA, subject to any appropriate regulatory approvals.

All adjustments should be handled on a quarterly basis based on SFAS 87 and SFAS 106 assumptions appropriate for that quarter.

Visteon shall retain appropriate records in order to identify these transfers.

In the event that, prior to the 2003 Ford-UAW Collective Bargaining Agreement, a Ford employee becomes a Ford Assigned Employee, then Visteon shall assume the obligation for pensions, retiree health and retiree life benefits for such employee, and the financial arrangements shall be the reverse of those described above.

The payment shall be due by the next March 31st following the year in which the action took place ("Payment Date"), except with respect to payments in respect of Ford Hourly Employees becoming Ford Assigned Employees prior to December 31, 2003, in which case the first payment from Ford to Visteon shall be due December 31, 2003.

         For payments related to actions prior to the date of the Amended and Restated Hourly Employee Assignment Agreement, the payment shall be as follows:

         (i) If the payment is less than $10 million, including interest at the interest Rate (as hereafter defined), the amount shall be due in one lump sum on the Payment Date.

         (ii) If the payment for retiree health and life benefits (excluding interest) exceeds $10 million, the Party with the obligation shall have the option to pay the amount in installments as follows: $10 million plus interest at the interest Rate from the date of the action to the Payment Date on the Payment Date and the balance in succeeding years in annual installments of at least $5 million plus interest on the outstanding principal at the Interest Rate, until the obligation is satisfied. Installment payments are due on each successive January 31st until the obligation is satisfied.

         (iii) "Interest Rate" shall mean the 90 day Treasury Bill rate quoted in the Wall Street Journal for the relevant period.

         For payments related to actions on or after the date of the Amended and Restated Hourly Employee Assignment Agreement, the payment shall be as follows:

         (i) If the payment is less than $20 million, including interest at the Interest Rate (as hereafter defined), the amount shall be due in one lump sum on the Payment Date.

         (ii) If the payment for retiree health and life benefits (excluding interest) exceeds $20 million, the Party with the obligation shall have the option to pay the amount in installments as follows: $20 million plus interest at the Interest Rate from the date of the action to the Payment Date on the Payment Date and the balance in succeeding years in annual installments of at least $10 million plus interest on the outstanding principal at the Interest Rate, until the obligation is satisfied. Installment payments are due on each successive January 31st until the obligation is satisfied.

         (iii) "Interest Rate" shall mean the 90 day Treasury Bill rate quoted in the Wall Street Journal for the relevant period.

         10. Health Care or Medicare Legislation. With respect to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, as well as any other future health care legislative or regulatory change that results in realizable economic benefits or costs to Ford or Visteon with respect to post-retirement health care benefits related to Ford Assigned Employees (excluding an employee who ceases to be a Ford Assigned Employee as described in Section 9), the Parties agree to meet in order to determine the appropriate allocation, if any, of such benefits or costs between Ford and Visteon. The intent of the Parties is that the after-tax economic benefit or cost of any such legislation or regulation, whether or not reflected by SFAS 106 accounting, will be shared in a manner consistent with the manner in which the underlying OPEB obligation (excluding such legislation or regulation) is shared pursuant to this Attachment.

         11. Tax Treatment. The Parties agree to treat the payments required under Sections 1 and 2 of this Attachment A consistently for tax reporting purposes. With respect to payments required by Section 1, Visteon will claim tax deductions as its specified payments to Ford are due and payable. Ford will include such amounts in taxable income as such payments are due and payable. With respect to the payments required by Section 2, Visteon will claim tax deductions as the related benefit expenses are incurred or, if pre-funded, as contributions are made to the designated Visteon VEBA trust. Ford will claim no tax deduction or other tax benefit for the Ford Offset until such time as the underlying benefit expenses are incurred or funded.

Attachment A - Pension, Retiree Health Care and Retiree Life Insurance Expense

                                                                       Exhibit 1

                         Ford Hourly Assigned Employees

Health and Life Combined

                                                          TOTAL PRE-SPIN AND POST-SPIN
                                                 7/1/2000       2001         2002         2003
                                                ----------   ----------   ----------   ----------
APBO (Mils) at BOY                              $ (1,229.3)  $ (1,522.9)  $ (1,887.7)  $ (2,519.5)
Unrecognized balances:
  Net (gain)/loss                                     87.0        310.5        489.1        912.7
  Prior service cost                                   2.2          3.4          4.7          3.8
                                                ----------   ----------   ----------   ----------
Accrued liability at BOY                        $ (1,140.1)  $ (1,209.0)  $ (1,393.9)  $ (1,603.0)

ANNUAL EXPENSE FOR YEAR
Service cost (Mils)                             $     23.3   $     59.5   $     67.1   $     82.0
Interest cost (Mils)                                  49.3        112.8        136.2        168.9
Prior service cost amortization (Mils)                (1.2)        (1.3)         0.9          0.9
(Gain)/loss amortization (Mils)                        0.1         11.9         21.4         44.9
One-time recognition                                   0.0          5.7          0.0          0.0
                                                ----------   ----------   ----------   ----------
Total SFAS 106 expense (Mils)                   $     71.5   $    188.6   $    225.6   $    296.7

SFAS 106 expected benefit payments (Mils)              2.6          5.9         16.5         33.2

Expected APBO                                   $ (1,299.3)  $ (1,689.3)  $ (2,074.5)  $ (2,737.2)
(Increase)/Decrease in APBO during year             (223.6)      (198.4)      (445.0)      (231.3)
                                                ----------   ----------   ----------   ----------
APBO (Mils) at EOY                              $ (1,522.9)  $ (1,887.7)  $ (2,519.5)  $ (2,968.5)
Unrecognized balances:
  Net (gain)/loss                                    310.5        489.1        912.7     1 ,099.1
  Prior service cost                                   3.4          4.7          3.8          2.9
Accrued liability at EOY                        $ (1,209.0)  $ (1,393.9)  $ (1,603.0)  $ (1,866.5)

APBO (Mils) at EOY                                                                     $ (2,968.5)
Less:
 Post-spin service cost                                                                     231.9
 Interest on post-spin service cost                                                          18.5
                                                                                       ----------
APBO (Mils) at EOY related to pre-spin service                                            2,718.1

FIXED RATIO ($1,646.0 / $2,718.1)                                                              61%

Discount rate at beginning of year                    7.75%        7.50%        7.25%        6.75%
Discount rate at year-end                             7.50%        7.25%        6.75%        6.25%

                                                                        PRE-SPIN
                                                   7/1/2000         2001         2002         2003
                                                 -----------     ----------   ----------   ----------
APBO (Mils) at BOY                               $  (1,229.3)    $ (1,278.6)  $ (1,394.5)  $ (1,524.5)
Unrecognized balances:
  Net (gain)/loss                                       87.0           86.9         76.9         61.1
  Prior service cost                                     2.2            3.4          4.7          3.8
                                                 -----------     ----------   ----------   ----------
Accrued liability at BOY                         $  (1,140.1)    $ (1,188.3)  $ (1,312.9)  $ (1,459.6)

ANNUAL EXPENSE FOR YEAR
Service cost (Mils)                              $         -     $        -   $        -   $        -
Interest cost (Mils)                                    49.3          111.1        130.1        158.3
Prior service cost amortization (Mils)                  (1.2)          (1.3)         0.9          0.9
(Gain)/loss amortization (Mils)                          0.1           10.0         15.8         27.2
One-time recognition                                     0.0            4.8          0.0          0.0
                                                 -----------     ----------   ----------   ----------
Total SFAS 106 expense (Mils)                           48.2     $    124.6   $    146.8   $    186.4

SFAS 106 expected benefit payments (Mils)                0.0            0.0          0.0          0.0

Expected APBO                                    $  (1,278.6)    $ (1,394.5)  $ (1,524.5)  $ (1,682.8)
(Increase)/Decrease in APBO during year                  0.0            0.0          0.0          0.0
                                                 -----------     ----------   ----------   ----------
APBO (Mils) at EOY                               $  (1,278.6)    $ (1,394.5)  $ (1,524.5)  $ (1,682.8)
Unrecognized balances:
  Net (gain)/loss                                       86.9           76.9         61.1         33.9
  Prior service cost                                     3.4            4.7          3.8          2.9
Accrued liability at EOY                         $  (1,188.3)    $ (1,312.9)  $ (1,459.6)  $ (1,646.0)
                                                                                           Ford Offset
APBO (Mils) at EOY
Less:
 Post-spin service cost
 Interest on post-spin service cost
APBO (Mils) at EOY related to pre-spin service

FIXED RATIO ($1,646.0 / $2,718.1)                FIXED RATIO

Discount rate at beginning of year                      7.75%          7.50%        7.25%        6.75%
Discount rate at year-end                               7.50%          7.25%        6.75%        6.25%

                                                                 December 1,2003